Exhibit 23.4

KPMG LLP Suite 3800 1300 South West Fifth Avenue Portland, OR 97201

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 15, 2021, except as to Notes 1, 3, and 4, which are as of March 8, 2021 and Note 6, which is as of March 25, 2021, with respect to the financial statements of TPG Pace Solutions Corp., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Portland, Oregon
January 6, 2023